RELEASE AGREEMENT
This Release Agreement (this “Release Agreement”) is entered into this 1st day of November 2022, by and between Troy E. McHenry, an individual (“Executive”), and Healthpeak Properties, Inc., a Maryland corporation (the “Company”).
WHEREAS, Executive has been employed by the Company; and
WHEREAS, Executive’s employment by the Company has terminated effective as of November 1, 2022 (the “Separation Date”);
WHEREAS, as a condition to Executive’s receipt of the Severance Payment (as defined below), the Company and Executive desire to enter into this Release Agreement upon the terms set forth herein.
NOW, THEREFORE, in consideration of the covenants undertaken and the release contained in this Release Agreement, and in consideration of the agreement by the Company (or one of its subsidiaries) to pay the Severance Payment (subject to and conditioned upon Executive’s timely execution and non-revocation of this Release Agreement and compliance with the other terms and conditions contained herein), Executive and the Company agree as follows:
1. Separation Date. Effective as of the Separation Date, Executive’s status as the Company’s Chief Legal Officer and General Counsel and as an employee and officer of the Company and its affiliates terminated.
2. Release. Executive, on behalf of himself, his descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby acknowledges full and complete satisfaction of and covenants not to sue and fully releases and discharges the Company and each of its parents, subsidiaries and affiliates, past and present, as well as its and their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, hereinafter together and collectively referred to as the “Releasees,” with respect to and from any and all claims, wages, demands, rights, liens, agreements or contracts (written or oral), covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden (each, a “Claim”), which he now owns or holds or he has at any time heretofore owned or held or may in the future hold as against any of said Releasees (including, without limitation, any Claim arising out of or in any way connected with Executive’s service as an officer, director, employee, member, stockholder or manager of any Releasee, Executive’s separation from his position as an officer, director, employee, manager, stockholder and/or member, as applicable, of any Releasee, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever), whether known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date on which Executive signs this Release Agreement, including, without limiting the generality of the foregoing, any Claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the California Fair Employment and Housing Act; the California Family Rights Act, the California Labor Code, California Wage Orders, California Business & Professions Code Section 17200, the Colorado Anti-Discrimination Act (CADA), the Colorado Lawful Off-Duty Activities Statute (LODA), the Colorado Personnel Files Employee Inspection Right Statute, the Colorado Labor Peace Act, the Colorado Labor Relations Act, the Colorado Equal Pay Act, the Colorado Minimum Wage Order, the Colorado Genetic Information Non-Disclosure Act, or any other federal, state or local law, regulation, or ordinance, or any Claim for any compensation, severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers’ compensation or disability; provided however, that the foregoing release shall not apply to: (a) Executive’s right to receive the Severance Payment, which Severance Payment (among other things) is good and valuable consideration for this Release Agreement (subject to Section 4 hereof); (b) any rights Executive has in Executive’s capacity as a holder of any equity-based awards previously granted by the Company to Executive, to the extent such awards are vested as of the Separation Date; (c) any right to indemnification that Executive may have pursuant to the Sixth Amended and Restated Bylaws of the Company, its corporate charter or under any written indemnification agreement with the Company (or any corresponding provision of any subsidiary or affiliate of the Company) with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that Executive may in the future incur with respect to his service as an employee, officer or director of the Company or any of its subsidiaries or affiliates; (d) any rights that Executive may have to insurance coverage for losses, damages or expenses described under the foregoing clause (c) under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; (e) any rights to continued medical or dental coverage that Executive may have under COBRA; (f) any rights to payment of benefits that Executive may have under a retirement plan sponsored or maintained by the Company that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended; or (g) any vested deferred compensation or supplemental retirement benefits that Executive may be entitled to under a nonqualified deferred compensation or supplemental retirement plan of the Company. In addition, this release does not cover any Claim that cannot be so released as a matter of applicable law. Executive acknowledges and agrees that he has received any and all leave and other benefits that he has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.

3. Acknowledgment of Payment of Wages; Severance Payment. Except for accrued vacation (which the parties agree totals approximately two hundred and eighty-eight (288) hours of pay) and salary for the pay period in which the Separation Date occurred, Executive acknowledges that he has received all amounts owed for his regular and usual salary (including, but not limited to, any bonus or other wages) and usual benefits through the date of this Release Agreement. Provided Executive timely executes this Release Agreement and does not revoke this Release Agreement, such that this Release Agreement becomes effective and irrevocable on the eighth (8th) day after Executive executes this Release Agreement, and subject to Section 4 hereof, the Company shall pay to Executive an amount in cash equal to $2,000,000, less applicable withholding taxes (the “Severance Payment”) (which Severance Payment includes, for clarity, $75,000 in satisfaction of the Company’s prior representation to pay Executive’s reasonable attorney’s fees incurred in connection with this Release Agreement). The Severance Payment will be paid to Executive in a single lump-sum amount within thirty (30) days after the date on which this Release Agreement becomes effective and irrevocable pursuant to Section 6 below. Executive acknowledges and agrees that (i) Executive is not entitled to payments or benefits under Company’s Executive Severance Plan (as amended, the “Plan”) in connection with Executive’s termination of employment with the Company and (ii) the equity-based awards previously granted to Executive by the Company which were unvested on the Separation Date were forfeited on the Separation Date without payment therefor, and Executive has no further right, title or interest in or to such unvested equity-based awards.

4. Clawback. In the event that Executive breaches any of Executive’s obligations, agreements or covenants under this Release Agreement or otherwise imposed by law, the Company will be entitled to withhold payment of the Severance Payment (to the extent not previously paid) or to recover the Severance Payment, to the extent previously paid, from Executive, and the Company will be entitled to obtain all other relief provided by law or equity. Executive agrees to promptly repay to the Company, within ten (10) days after written demand therefor, the Severance Payment to the extent that the Company is entitled to recover the Severance Payment pursuant to the preceding sentence. Further, to the extent the Severance Payment is subject to recovery under any law, government regulation, order or stock exchange listing requirement, or under any policy of the Company adopted from time to time, the

Severance Payment will be subject to such deductions and clawback (recovery) as may be required to be made pursuant to such law, government regulation, order, stock exchange listing requirement or policy of the Company.

5. Waiver of Unknown and Unsuspected Claims. It is the intention of Executive in executing this Release Agreement that the same shall be effective as a bar to each and every Claim hereinabove specified. In furtherance of this intention, Executive hereby expressly waives any and all rights and benefits conferred upon him by the provisions of Section 1542 of the California Civil Code (“Section 1542”), as well as any other similar statute or common law doctrine that may apply, and expressly consents that this Release Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected Claims, if any, as well as those relating to any other Claims hereinabove specified. Section 1542 provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Executive acknowledges that he may hereafter discover Claims or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Release Agreement and which, if known or suspected at the time of executing this Release Agreement, may have materially affected this settlement. Nevertheless, Executive hereby waives any right, Claim or cause of action that might arise as a result of such different or additional Claims or facts. Executive acknowledges that he understands the significance and consequences of such release and such specific waiver of Section 1542 and any similar applicable statute or doctrine of law.

6. ADEA Waiver. Executive expressly acknowledges and agrees that by entering into this Release Agreement, Executive is waiving any and all rights or Claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), which have arisen on or before the date of execution of this Release Agreement. Executive further expressly acknowledges and agrees that:

(a) In return for this Release Agreement, Executive will receive consideration beyond that which Executive was already entitled to receive before entering into this Release Agreement;

(b) Executive is hereby advised in writing by this Release Agreement that Executive has the right to and should consult with an attorney before signing this Release Agreement;

(c) Executive has voluntarily chosen to enter into this Release Agreement and has not been forced or pressured in any way to sign it;

(d) Executive was given a copy of this Release Agreement on November 1, 2022 and informed that he had 21 days within which to consider this Release Agreement and that if he wished to execute this Release Agreement prior to expiration of such 21-day period, he should execute the Endorsement attached hereto;

(e) Executive was informed that he had seven days following the date of his execution of this Release Agreement in which to revoke this Release Agreement, and this Release Agreement will become null and void if Executive revokes this Release Agreement during that time. Any revocation must be in writing and must be received by the Company during the seven-day revocation period. In the event that Executive exercises his right of revocation, neither the Company nor Executive will have any obligations under this Release Agreement and Executive will not become entitled to the Severance Payment;

(f) Executive understands that this Release Agreement shall become effective, irrevocable, and binding upon Executive on the eighth (8th) day after his execution of it, so long as Executive has not revoked it within the time period and in the manner specified in clause (e) above;

(g) Nothing in this Release Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.

7. No Transferred Claims; No Admission of Liability. Executive warrants and represents that Executive has not heretofore assigned or transferred to any person not a party to this Release Agreement any released matter or any part or portion thereof and he shall defend, indemnify and hold the Releasees harmless from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against Executive under this indemnity. Executive understands that neither the payment of any sum of money nor the execution of this Release Agreement shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to Executive.

8. Covenants. Executive by executing this Release Agreement expressly agrees to each of the following provisions of this Section 8:

(a) Confidentiality. Executive shall not at any time directly or indirectly, disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (as defined below); provided, however, that this Section 8(a) shall not apply when (i) disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order Executive to disclose or make available such information (provided, however, that Executive shall promptly notify the Company in writing upon receiving a request for such information), or (ii) with respect to any other litigation, arbitration or mediation involving this Release Agreement, including but not limited to enforcement of this Release Agreement. As of the date of this Release Agreement, all Confidential Information in Executive’s possession that is in written, digital or other tangible form (together with all copies or duplicates thereof, including computer files) has been returned to the Company and has not been retained by Executive or furnished to any third party, in any form except as provided herein; provided, however, that Executive shall not be obligated to treat as confidential, or return to the Company copies of any Confidential Information that (x) was publicly known at the time it was disclosed to Executive, (y) becomes publicly known or available thereafter other than by any means in violation of any duty owed to the Company by any person or entity, or (z) is lawfully disclosed to Executive by a third party. As used in this Release Agreement, the term “Confidential

Information” means: information disclosed to Executive or known by Executive as a consequence of or through Executive’s relationship with the Company, about the suppliers, customers, employees, business methods, public relations methods, organization, procedures or finances, including, without limitation, information of or relating to supplier lists or customer lists, of the Company and its affiliates (collectively, the “Company Group”). Notwithstanding anything set forth in this Release Agreement to the contrary, Executive shall not be prohibited from reporting possible violations of federal or state law or regulation to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation, nor is Executive required to notify the Company regarding any such reporting, disclosure or cooperation with the government.

(b) Noncompetition. Executive acknowledges that the nature of the Company Group’s business and Executive’s position with the Company is such that if Executive were to become employed by, or substantially involved in, the business of a competitor of the Company Group during the 12 months following the termination of Executive’s employment with the Company, it would not be possible, or would be very difficult, for Executive not to rely on or use the Company Group’s trade secrets and Confidential Information. Thus, to avoid the inevitable disclosure of the Company Group’s trade secrets and Confidential Information, and to protect such trade secrets and Confidential Information and the Company Group’s relationships and goodwill with customers, for a period of 12 months after the termination date (the “Restricted Period”), Executive will not directly or indirectly engage in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business anywhere in the United States and Mexico (the “Restricted Area”) that competes with any member of the Company Group in the healthcare real estate acquisition, development, leasing, management, investment or financing industry (a “Competing Business”); provided, that Executive may purchase and hold only for investment purposes less than two percent of the shares of any corporation in competition with the Company Group whose shares are regularly traded on a national securities exchange. Notwithstanding the preceding sentence, in the event Executive accepts employment with or provides services to a business (the “Service Recipient”) that is affiliated with another business that engages in a Competing Business or which derives a de minimis portion of its gross revenues from Competing Businesses, Executive’s employment by or service to the Service Recipient shall not constitute a breach by Executive of his obligations pursuant to this Section 8(b) so long as each of the following conditions is satisfied at all times during the Restricted Period and while Executive is employed by or providing service to the Service Recipient: (i) no more than 10% of the gross revenues of the Service Recipient are derived from Competing Businesses; (ii) no more than 10% of the gross revenues of the Service Recipient and those entities that (directly or through one or more intermediaries) are controlled by, control, or are under common control with such Service Recipient, together on a consolidated basis, are derived from Competing Businesses; and (iii) in the course of Executive’s services for the Service Recipient, a material portion (no more than 10%) of Executive’s services are not directly involved in or responsible for any Competing Business. The foregoing covenants in this Section 8(b) shall continue in effect through the entire Restricted Period regardless of whether Executive is then entitled to receive or retain the Severance Payment from the Company.

(c) Non-Solicitation of Employees. During the Restricted Period, Executive shall not directly or indirectly solicit, induce, attempt to hire, recruit, encourage, take away, or hire any employee or independent contractor of the Company Group whose annual rate of compensation is then $50,000 or more or cause any such Company Group employee or contractor to leave his employment or engagement with the Company Group either for employment with Executive or for any other entity or person. The foregoing covenants in this Section 8(c) shall continue in effect through the entire Restricted Period regardless of whether Executive is then entitled to receive or retain the Severance Payment from the Company.

(d) Non-Solicitation of Customers. During the Restricted Period, Executive shall not directly or indirectly influence or attempt to influence customers, vendors, suppliers, licensors, lessors, joint venturers, associates, consultants, agents, or partners of the Company Group to divert their business away from the Company Group to any Competing Business, and Executive agrees not to otherwise interfere with, disrupt or attempt to disrupt the business relationships, contractual or otherwise, between any member of the Company Group and any of its customers, suppliers, vendors, lessors, licensors, joint venturers, associates, officers, employees, consultants, managers, partners, members or investors. The foregoing covenants in this Section 8(d) shall continue in effect through the entire Restricted Period regardless of whether Executive is then entitled to receive or retain any the Severance Payment from the Company.

(e) Non-Disparagement. During Executive’s employment with the Company Group and thereafter, Executive shall not make any statement, publicly or privately, that would or would be reasonably expected to disparage the Company or its affiliates or subsidiaries, or any of their respective officers, directors, employees, or agents. During Executive’s employment with the Company Group and thereafter, the Company will instruct its officers and directors not to make any statement, publicly or privately, that would or would be reasonably expected to disparage Executive. Nothing in this Agreement or otherwise prevents any person from making any truthful statement (i) to the extent required or protected by law or legal process or (ii) to a governmental agency or any judicial, arbitral or self-regulatory forum.

(g) Understanding of Covenants. Executive, by signing this Release Agreement, represents as follows: Executive (i) is familiar with the foregoing covenants set forth in this Section 8, (ii) is fully aware of Executive’s obligations hereunder, (iii) agrees to the reasonableness of the length of time, scope and geographic coverage of the foregoing covenants set forth in this Section 8, (iv) agrees that the Company Group currently conducts business throughout the Restricted Area and (v) agrees that such covenants are necessary to protect the Company Group’s confidential and proprietary information, goodwill, stable workforce, and customer relations.

(f) Right to Injunctive and Equitable Relief. Executive’s obligations not to disclose or use Confidential Information and to refrain from the solicitations described in this Section 8 are of a special and unique character, which gives them a peculiar value. The Company cannot be reasonably or adequately compensated in damages in an action at law in the event Executive breaches such obligations, and the breach of such obligations would cause irreparable harm to the Company. Therefore, the Company shall be entitled to injunctive and other equitable relief without bond or other security in the event of such breach in addition to any other rights or remedies which the Company may possess. Furthermore, Executive’s obligations and the rights and remedies of the Company under this Section 8 are cumulative and in addition to, and not in lieu of, any obligations, rights, or remedies created by applicable law relating to misappropriation or theft of trade secrets or confidential information.

(g) Cooperation. Executive shall promptly return all electronic files, including text messages and other documents (electronic or otherwise) still in Executive’s possession and not already returned to Company. Executive shall respond to all reasonable inquiries of the Company about any matters concerning the Company or its affairs that occurred or arose during Executive’s employment by the Company, and Executive shall reasonably cooperate with the Company in investigating, prosecuting and defending any charges, claims, demands, liabilities, causes of action, lawsuits or other proceedings by, against or involving the Company relating to the period during which Executive was employed by the Company or relating to matters of which Executive had or should have had knowledge or information. Further, except as required by law, Executive will at no time voluntarily serve as a witness or offer written or oral testimony against the Company in conjunction with any complaints, charges or lawsuits brought against the Company by or on behalf of any current or former employees, or any governmental or administrative agencies related to Executive’s period of employment and will provide the Company with notice of any subpoena or other request for such information or testimony.

9. Certain Exceptions; Defend Trade Secrets Act Notice of Immunity Rights. Nothing herein shall be construed to prohibit Executive from communicating directly with, cooperating with, or providing information to, any government regulator, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice. Executive acknowledges that the Company has provided Executive with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (a) Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of proprietary information that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (b) Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of proprietary information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (c) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the proprietary information to his attorney and use the proprietary information in the court proceeding, if Executive files any document containing the proprietary information under seal, and does not disclose the proprietary information, except pursuant to court order.

10. Severability. It is the desire and intent of the parties hereto that the provisions of this Release Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Release Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Release Agreement or affecting the validity or enforceability of such provision in any other jurisdiction; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Release Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Release Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

11. Counterparts. This Release Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

12. Governing Law. THIS RELEASE AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH UNITED STATES FEDERAL LAW AND, TO THE EXTENT NOT PREEMPTED BY UNITED STATES FEDERAL LAW, THE LAWS OF THE STATE OF COLORADO, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF COLORADO OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY

JURISDICTION OTHER THAN UNITED STATES FEDERAL LAW AND THE LAW OF THE STATE OF COLORADO TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, APPLICABLE FEDERAL LAW AND, TO THE EXTENT NOT PREEMPTED BY APPLICABLE FEDERAL LAW, THE INTERNAL LAW OF THE STATE OF COLORADO, WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS RELEASE AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

13. Amendment and Waiver. The provisions of this Release Agreement may be amended and waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Release Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Release Agreement or any provision hereof.

14. Descriptive Headings. The descriptive headings of this Release Agreement are inserted for convenience only and do not constitute a part of this Release Agreement.

15. Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Release Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

16. Arbitration.

(a) The Company and Executive hereby consent to the resolution by mandatory and binding arbitration of all claims or controversies arising out of or in connection with the Release Agreement that the Company may have against the Executive, or that the Executive may have against the Company or against any of its officers, directors, employees or agents acting in their capacity as such. Each party’s promise to resolve all such claims or controversies by arbitration in accordance with the Release Agreement rather than through the courts is consideration for the other party’s like promise. It is further agreed that the decision of an arbitrator on any issue, dispute, claim or controversy submitted for arbitration, shall be final and binding upon the Company and the Executive and that judgment may be entered on the award of the arbitrator in any court having proper jurisdiction.

(b) Except as otherwise provided in this procedure or by mutual agreement of the parties, any arbitration shall be before a sole arbitrator (the “Arbitrator”) selected from Judicial Arbitration & Mediation Services, Inc., Denver, Colorado, or its successor (“JAMS”), or if JAMS is no longer able to supply the Arbitrator, such Arbitrator shall be selected from the American Arbitration Association, and shall be conducted in accordance with the provisions of applicable law as the exclusive remedy of such dispute.

(c) The Arbitrator shall interpret the Release Agreement, any applicable Company policy or rules and regulations, any applicable substantive law (and the law of remedies, if applicable) of the state in which the claim arose, or applicable federal law. In reaching his or her decision, the Arbitrator shall have no authority to change or modify any lawful Company policy, rule or regulation, or the Release Agreement. Except as provided in Section 16(d), the Arbitrator, and not any federal, state or local court or agency, shall have exclusive and broad authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of the Release Agreement, including but not limited to, any claim that all or any part of the Release

Agreement is voidable. The Arbitrator shall have the authority to decide dispositive motions. Following completion of the arbitration, the arbitrator shall issue a written decision disclosing the essential findings and conclusions upon which the award is based.

(d) Notwithstanding the foregoing, provisional injunctive relief may, but need not, be sought by the Executive or the Company in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally resolved by the Arbitrator in accordance with the foregoing. Final resolution of any dispute through arbitration may include any remedy or relief which would otherwise be available at law and which the Arbitrator deems just and equitable. The Arbitrator shall have the authority to award full damages as provided by law. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction.

17. Nouns and Pronouns. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice-versa.

18. Legal Counsel. Each party recognizes that this is a legally binding contract. Executive acknowledges and agrees that he has read and understands this Release Agreement completely, is entering into it freely and voluntarily, and has been advised to seek legal counsel of his own choice prior to entering into this Release Agreement and he has had ample opportunity to do so.

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The undersigned have read and understood the consequences of this Release Agreement and have voluntarily signed it. The undersigned declare under penalty of perjury under the laws of the State of Colorado that the foregoing is true and correct.
EXECUTED this 1st day of November 2022.
EXECUTIVE

/s/ Troy E. McHenry
Troy E. McHenry
HEALTHPEAK PROPERTIES, INC., a Maryland corporation
By: /s/ Peter A. Scott
Name: Peter A. Scott
Title: CFO

ENDORSEMENT
I, Troy E. McHenry, hereby acknowledge that I was given 21 days to consider the foregoing Release Agreement and voluntarily chose to sign the Release Agreement prior to the expiration of the 21-day period.
I declare under penalty of perjury under the laws of the United States and the State of Colorado that the foregoing is true and correct.
EXECUTED this 1st day of November 2022, at Denver, Colorado.
/s/ Troy E. McHenry
Troy E. McHenry